Exhibit 10.3

EMPLOYMENT AGREEMENT
AMENDMENT No. 1 (the “Amendment”)
January 13, 2025
WHEREAS, on or about November 27, 2024, Kenneth Traub (“Executive”) signed an Employment Agreement (the “Employment Agreement”) with Comtech Telecommunications Corp. (the “Company”), attached hereto as Exhibit A;
WHEREAS, the Compensation Committee of the Board of Directors of the Company recommended the terms of this Amendment for approval to the Board of Directors (the “Board”) and the Board approved the same on or about January 11, 2025; and
WHEREAS, the Effective Date of this Amendment shall be January 13, 2025;
NOW THEREFORE, the Employment Agreement is amended as follows:
Section 3.1 of the Employment Agreement (“Position, Duties and Responsibilities”) shall be replaced in its entirety with the following:

Position, Duties and Responsibilities. During the Employment Term, Executive shall be employed and serve as Chairman, President and Chief Executive Officer of the Company (together with such other position or positions consistent with Executive’s title as the Board shall specify from time to time) and shall have such duties, authority and responsibilities commensurate with such title. Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.
Section 4.1 of the Employment Agreement (“Base Salary”) shall be replaced in its entirety with the following:

Base Salary. Executive shall be paid an annualized base salary of $1,000,000 in periodic installments in accordance with the Company’s customary payroll practices, subject to annual review, with adjustments, if any, as may be approved by the Board of Directors.
The Employment Agreement is amended to include a new Paragraph 4.7, providing as follows:

Sign-on Bonus. Executive shall be eligible to receive a sign-on bonus equal to $650,000 (the “Sign-on Bonus”), payable as follows:
(a)$225,000 on the first regularly scheduled payroll date following February 28, 2025; and
(b)$425,000 on the first regularly scheduled payroll date following May 31, 2025.

If the Company terminates the Executive in accordance with Section 5.4 of the Employment Agreement or the Executive voluntarily terminates employment in accordance with Section 5.7 of the Employment Agreement within twelve (12) months of the Effective Date, Executive shall be obligated to immediately return to the Company the full amount of the Sign-on Bonus paid to Executive as of such termination and agrees for such purposes that the Company may deduct the same from monies otherwise owed to Executive.
Section 5.1 of the Employment Agreement (“Termination of Employment”) shall be replaced in its entirety with the following:

General. The Employment Term, and Executive’s employment hereunder, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein or in any plan or grant, all of Executive’s rights to Base Salary, Annual Bonus, Sign-on Bonus, employee benefits and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder (the “Termination Date”).
Section 5.5 of the Employment Agreement (“Termination by the Company without Cause”) is amended to include a new Paragraph 5.5(f) as follows:
(f)    A pro-rata portion of the Sign-on Bonus, subject to Section 5.9.
Section 5.5 of the Employment Agreement (“Termination by the Company without Cause”) is amended as follows:
Notwithstanding the foregoing, the payments and benefits described in clauses (b), (c), (d), (e) and (f) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive breaches, as fully adjudicated and determined by a court of competent jurisdiction or a duly appointed arbitrator, Section 9 of this Agreement.

Section 5.8 of the Employment Agreement (“Termination of Employment in Connection With a Change of Control”) is amended as follows:
Termination of Employment in Connection With a Change in Control. Notwithstanding the terms set forth in Section 5.5 and 5.6, if Executive’s employment with the Company is terminated pursuant to Section 5.5 or Section 5.6 hereof (i) within 90 days prior to the effective time of a Change in Control or (ii) from the effective time of a Change in Control until the date that is 12 months after the occurrence of a Change in Control, subject to the same conditions on payment and benefits set forth in Section 5.5, (i) Executive shall be entitled to the payments and benefits provided in Sections 5.5(a), (b), (c), (e) and (f) hereof…
All other terms of the Employment Agreement shall remain the same.

IN WITNESS THEREOF, the Parties hereto have executed this Amendment as of the date first above-written.

COMTECH TELECOMMUNICATIONS CORP.
By: /s/ Michael Bondi
Name: Michael Bondi
Title: Chief Financial Officer

EXECUTIVE

                            By: /s/ Kenneth Traub
Name: Kenneth Traub